EXHIBIT 10.8
LEASE AGREEMENT

Party A: Xiangfen Chen
Party B: Shandong Jiajia International & Forwarding Co., Ltd. Xiamen Branch

On December 31, 2011 Party A and Party B have reached an agreement through friendly consultation to conclude the following contract.

Article 1.  Party A leases Party B the office space at Yindu Plaza Suite 1405, 9 Haitian Road, Huli District, Xiamen City of approximately 1,026 square feet The term is one year, commencing from January 1, 2012 and ending on December 31, 2012.
Article 2.  The monthly rent is RMB900. The rent is paid once a year, due on the last day of the year. If Party B does not pay the rent on time, Party B should pay a fine equaling to 0.5% of the balance for each day after the due date. It Party B does not make the payment within 10 days after the due date, Party A has right to evict Party B.
Article 3. Party A should provide Party B the premise at appropriate time and with quality as agreed on, otherwise Party A should compensate the monetary loss of Party B due to inappropriate handover of the premise.
Article 4. Party B is not required to pay security to rent the premise.
Article 5. During the lease term, Party B should comply with regulations of the community management office and is responsible for paying the expenses occurred in the premise on water, electricity, telephone, and property management fee. If the supply of water or electricity for premise was cut off due to Party B’s inappropriate behaviors, Party B should be responsible for the loss.
Article 6. During the lease term, Party B should take good care of the premise and accessory facilities. If Party B breaks the premise and/or accessory facilities on purpose or by accident, Party B should repair or pay for the monetary damage occurred.
Article 7. During the lease term, Party B should not sublease all or partial space of the premise to a third party without the consent of Party A, otherwise Party A has right to take back the premise. When the term is to expire and Party B decides to renew the lease, Party B should give the notice to Party A one month in advance. If Party A agrees, both parties shall sign a new lease upon negation. If agreement can’t be reached, Party A has right to request Party B to move out unconditionally. Under the same offering conditions, Party B has priority over other potential tenants to get approved for the lease.
Article 8. During the lease term, if Party A or Party B can not implement the lease, the party should give notice to the other party one month in advance and pay one-month rent to the other party for penalty.
Article 9. During the term, both parties should comply with laws and regulations and complete required registration procedure, and the wrongdoer should be responsible for the consequences of any inappropriate behaviors. Party B should not carry out illegal activities in the premise, otherwise Party B should take legal responsibility for that and Party A has right to request Party B to move out unconditionally.
Article 10. Both parties should negotiate for the issues that have not been addressed in this lease.
Article 11. This lease has two original copies, one held by each party. Each copy has the same legal force.

Party A: Xiangfen Chen
/s/ Xiangfen Chen
(Signature)

Party B: Shandong Jiajia International & Forwarding Co. Ltd. Xiamen Branch
(Company Seal)

December 31, 2011